Amerigroup Reports First Quarter 2012 Results

Revenues Increased 14.8% Year-Over-Year to $1.8 Billion

Net Income of $33.1 Million or $0.64 per Diluted Share

VIRGINIA BEACH, Va., May 2, 2012 /PRNewswire/ -- Amerigroup Corporation (NYSE: AGP) today announced that net income for the first quarter of 2012 was $33.1 million, or $0.64 per diluted share, versus $70.5 million, or $1.37 per diluted share, for the first quarter of 2011 and compared to $32.8 million, or $0.67 per diluted share, for the fourth quarter of 2011. Total revenues for the first quarter of 2012 increased 14.8% to $1.77 billion compared with $1.54 billion in the first quarter of 2011. Sequentially, total revenues increased 7.4% from the fourth quarter of 2011.

Highlights include:

  Membership increased 149,000 members, or 7.4%, to approximately 2.2 million at the end of the first quarter of 2012 compared to the fourth quarter of 2011.
  Health benefits expense was 85.3% of premium revenue for the first quarter of 2012.
  Selling, general and administrative expenses were 8.4% of total revenues for the first quarter of 2012.  The first quarter selling, general and administrative expense ratio included 70 basis points of expense associated with business development efforts.
  Cash flow from operations was $31.0 million for the three months ended March 31, 2012.
  Unregulated cash and investments were $824 million as of March 31, 2012 compared to $725 million as of December 31, 2011.
  In January 2012, the Company issued an additional $75 million in aggregate principal amount of senior notes due in 2019.
  Medical claims payable as of March 31, 2012 totaled $618 million compared to $573 million as of December 31, 2011.
  Days in claims payable in the quarter was 37, compared to 38 days in the fourth quarter of 2011.
  On February 1, 2012, the Company's Louisiana health plan began offering services to Medicaid recipients in the state.
  On March 1, 2012, the Company expanded its presence in Texas, the Company's largest market.
  In April 2012, the Company was notified by the Ohio Department of Jobs and Family Services that the Company's Ohio health plan was not selected to provide managed care services beginning January 2013 pursuant to the recent re-bid of its existing Medicaid business.  The Company has submitted a protest contesting the results.
  On May 1, 2012, the Company announced that its New York health plan had received the necessary regulatory approvals and closed the previously announced acquisition of Health Plus.

"In 2012, we expect to grow revenue approximately 40%, so the effective implementation of new business is critically important. We are off to a great start in both the Texas expansion and in Louisiana," saidJames G. Carlson, Amerigroup's chairman and chief executive officer. "Our expectation that earnings will be more heavily weighted towards the back-half of the year continues to play out according to plan. We continue to project that our net income margin will be higher in the second-half of the year and are very pleased that first quarter performance has come in better than we expected."

Premium Revenue
Premium revenue for the first quarter of 2012 increased 14.7% to $1.76 billion versus $1.54 billion in the first quarter of 2011. Sequentially, premium revenue increased $119 million, or 7.3%.

The sequential increase in premium revenue primarily reflects increased membership and expanded covered services in several markets. This included an expanded geographic presence in Texas and the inclusion of pharmacy services for all products in Texas as well as hospital services for the state's aged, blind and disabled population. In addition, premium revenue increased due to the February 1 entry into the first of three regions in the state of Louisiana.

Investment Income and Other Revenues
First quarter investment income and other revenues were $7.4 million versus $4.1 million in the first quarter of 2011, and compared to $4.7 million in the fourth quarter of 2011.

The sequential increase is primarily due to realized gains on the sale of investments held by the Company's Georgia health plan. As previously disclosed, the state had indicated that premium payments would be delayed during the first quarter of 2012. Therefore, the Company sold a portion of its investment portfolio to increase liquidity. Investment income also increased due to higher investment balances and higher yields.

Health Benefits
Health benefits expense, as a percent of premium revenue, was 85.3% for the first quarter of 2012 versus 81.8% in the first quarter of 2011, and compared to 84.7% in the fourth quarter of 2011.

The sequential increase in the health benefits ratio was primarily due to normal seasonality as well as the expected impact of higher medical costs for the Company's new business. While expected seasonality and trend would normally drive a more substantial increase in the health benefits ratio in the first quarter, continued moderate medical trends, and favorable reserve development positively impacted the ratio.

Favorable reserve development (net of associated accruals for experience rebate in Texas, applicable medical loss ratio floors, and other gain sharing arrangements with State customers) positively impacted the health benefits ratio in the first quarter by 200 basis points compared to 160 basis points in the fourth quarter of 2011.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 8.4% of total revenues for the first quarter of 2012 versus 7.6% in the first quarter of 2011, and compared to 8.8% for the fourth quarter of 2011.

The selling, general and administrative expense ratio was elevated in the quarter by approximately 70 basis points due to expenses associated with business development efforts, including new market start-ups and transaction costs related to the Health Plus acquisition.

Premium Taxes
First quarter 2012 premium taxes were $43.4 million versus $40.4 million for the first quarter of 2011, and compared to $41.5 million in the fourth quarter of 2011.

Balance Sheet Highlights
Cash and investments at March 31, 2012 totaled $2.31 billion of which $824 million was unregulated compared to $725 million of unregulated cash and investments at December 31, 2011. The sequential increase in unregulated cash and investments was primarily due to the receipt of proceeds from the issuance of $75 million in aggregate principal amount of senior notes in January of 2012 as well as dividends received from regulated subsidiaries.

The debt-to-total capital ratio increased to 35.5% as of March 31, 2012 from 33.8% at December 31, 2011 as a result of the senior notes issued in January of 2012. Excluding the Company's 2.0% convertible senior notes, which mature in May 2012, the pro-forma debt-to-total capital ratio would have been 26.3%. Included on page 11 is a reconciliation of the debt-to-total capital ratio.

Medical claims payable as of March 31, 2012 totaled $618 million compared to $573 million as of December 31, 2011. Days in claims payable represented 37 days of health benefits expense compared to 38 days in the fourth quarter of 2011.

Included on page 11 is a table presenting the components of the change in medical claims payable for each of the three-month periods ended March 31, 2012 and 2011.

Cash Flow Highlights
Cash flow from operations totaled $31.0 million for the three months ended March 31, 2012, compared to $83.5 million in the first quarter of 2011. Cash flow in the quarter was positively impacted by an increase in claims liability, due to growth in the business, as well as an increase in unearned premium due to the timing of premium payments in several markets. An increase in premium receivables due to the previously mentioned delay in premium payments from the state of Georgia reduced cash flow in the quarter.

Outlook
The Company is updating its 2012 Outlook Parameters.

  Total revenues are expected to increase approximately 40% on a year-over-year basis, unchanged from the previous estimate.  The key drivers of revenue growth in 2012 include new business in Louisiana and Texas, expansion in existing markets, the Health Plus acquisition in New York and entry into Washington, which is expected to begin operating in the third quarter.

  The health benefits ratio is expected to be in the range of 85.6% - 86.8% of premium revenue for the full year, versus the previous estimate of 85.8% - 87.3% which reflects a more favorable health benefits ratio in the first quarter predominantly due to favorable reserve development.

  Selling, general and administrative expenses are expected to be 7.3% of total revenues plus or minus 20 basis points, versus the previous estimate of 7.2% plus or minus 20 basis points due to slightly higher expenditures on new business development efforts.

  Fully diluted shares outstanding of approximately 49.5 - 50.5 million, unchanged from the previous estimate.

  For full-year 2012, net income margin is estimated to be approximately 1.5% to 2.5%, unchanged from the previous estimate.  The range reflects approximately 45 basis points of margin compression due to elevated expenses associated with the implementation of new business, business development costs, transaction and integration costs for the Health Plus acquisition and higher interest expense prior to the maturity of the convertible notes in May of 2012.

"We are pleased with the solid start to the year," said James W. Truess, chief financial officer of Amerigroup. "We continue to expect that our net income margin will be higher in the second-half of 2012 than in the first-half, given the large volume of new business being implemented in the first half of the year. In light of a more favorable health benefits ratio reported in the first quarter, we now believe the probability of our full-year 2012 net income margin finishing at the low end of the range is less likely."

2012 Outlook

	Current Parameters	Previous Parameters
	As of May 2, 2012	As of February 17, 2012
Total revenues percentage growth	Approximately 40% increase	Approximately 40% increase
Health benefits ratio	85.6% - 86.8%	85.8% - 87.3%
Selling, general & administrative ratio	7.3% plus or minus 20 bps	7.2% plus or minus 20 bps
Net income margin	1.5% to 2.5%	1.5% to 2.5%
Diluted shares outstanding	Approximately 49.5 - 50.5 million	Approximately 49.5 - 50.5 million

First Quarter Earnings Call
Amerigroup senior management will discuss the Company's first quarter results on a conference call Wednesday, May 2, 2012 at 8:00 a.m. Eastern Time (ET). The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and providing passcode 65072967. The replay will be available shortly after the conclusion of the call until Wednesday, May 9, at 11:59 p.m. ET. The conference call will also be available through the investors' page of the Company's web site, www.amerigroup.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About Amerigroup Corporation
Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded health care programs. Currently serving over 2 million members in 12 states nationwide, Amerigroup expects to expand operations in 2012 to Washington, its 13th state, as a result of a previously awarded state contract. Amerigroup is dedicated to offering real solutions that improve health care access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. Click here for more information about Amerigroup Corporation.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including those with respect to our 2012 outlook and finalization of a contract with and expansion into the state of Washington, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the periodic premium rate change process and timing of payments; the effect of laws and regulations governing the health care industry, including the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act of 2010, and any regulations enacted thereunder; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, pandemics, epidemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of health care use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by regulatory agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission ("SEC") and subsequent current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2012	2011

Revenues:
Premium	$1,760,805	$1,535,795
Investment income and other	7,391	4,120
Total revenues	1,768,196	1,539,915
Expenses:
Health benefits	1,501,153	1,256,962
Selling, general and administrative	147,953	116,459
Premium taxes	43,389	40,448
Depreciation and amortization	10,900	9,090
Interest	12,065	4,179
Total expenses	1,715,460	1,427,138
Income before income taxes	52,736	112,777
Income tax expense	19,650	42,300
Net income	$33,086	$70,477

Diluted net income per share	$0.64	$1.37

Weighted average number of common
shares and dilutive potential common
shares outstanding	51,951,648	51,534,794

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended
	March 31,
	2012	2011
Premium revenue	99.6%	99.7%
Investment income and other	0.4%	0.3%
Total revenues	100.0%	100.0%
Health benefits [1]	85.3%	81.8%
Selling, general and administrative expenses	8.4%	7.6%
Income before income taxes	3.0%	7.3%
Net income	1.9%	4.6%

[1] The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of members the Company served in each state as of March 31, 2012 and 2011. Because the Company receives two premiums for members that are both in the Medicare Advantage and Medicaid products, these members have  been counted twice in the states where we offer both plans.

	March 31,
	2012	2011
Texas	703,000	582,000
Georgia	270,000	270,000
Florida	261,000	263,000
Maryland	210,000	207,000
Tennessee	206,000	205,000
New Jersey	156,000	133,000
New York	112,000	109,000
Nevada	86,000	82,000
Ohio	56,000	55,000
Virginia	46,000	39,000
Louisiana	44,000	-
New Mexico	23,000	22,000
Total	2,173,000	1,967,000

The following table sets forth the approximate number of members in each of the Company's products as of March 31, 2012 and 2011.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	March 31,
Product	2012	2011
TANF (Medicaid)	1,508,000	1,394,000
Aged, Blind and Disabled and Long-Term Care (Medicaid)	280,000	215,000
CHIP	273,000	268,000
FamilyCare (Medicaid)	84,000	72,000
Medicare Advantage	28,000	18,000
Total	2,173,000	1,967,000

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)
	March 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$640,462	$546,811
Short-term investments	412,187	394,346
Premium receivables	230,557	106,510
Deferred income taxes	26,268	24,720
Prepaid expenses, provider and other receivables and other	92,300	93,373
Total current assets	1,401,774	1,165,760

Long-term investments, including investments on deposit for licensure	1,258,240	1,246,190
Property, equipment and software, net	113,242	110,602
Goodwill	260,496	260,496
Other long-term assets	20,005	18,300
	$3,053,757	$2,801,348

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$618,387	$573,448
Unearned revenue	78,692	780
Contractual refunds payable	31,228	40,123
Accounts payable, accrued expenses and other	218,319	212,828
Current portion of long-term convertible debt	258,925	256,995
Total current liabilities	1,205,551	1,084,174

Long-term debt	477,738	400,000
Other long-term liabilities	32,840	32,655
Total liabilities	1,716,129	1,516,829

Stockholders' equity:
Common stock, $.01 par value	576	573
Additional paid-in capital, net of treasury stock	230,413	212,380
Accumulated other comprehensive income	13,929	11,942
Retained earnings	1,092,710	1,059,624
Total stockholders' equity	1,337,628	1,284,519
	$3,053,757	$2,801,348

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)
	Three months ended
	March 31,
	2012	2011

Cash flows from operating activities:
Net income	$33,086	$70,477
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	10,900	9,090
Loss on disposal of property, equipment and software	51	159
Deferred tax (benefit) expense	(1,070)	227
Compensation expense related to share-based payments	6,530	4,856
Non-cash interest expense	2,085	2,841
Other	2,202	3,451
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(124,047)	(27,112)
Prepaid expenses, provider and other receivables and other
current assets	3,601	(9,873)
Other assets	(975)	(1,296)
Claims payable	44,939	29,092
Accounts payable, accrued expenses, contractual refunds payable
and other current liabilities	(22,250)	5,917
Unearned revenue	77,912	(2,836)
Other long-term liabilities	(1,970)	(1,471)
Net cash provided by operating activities	30,994	83,522

Cash flows from investing activities:
Purchase of investments, net	(31,331)	(249,401)
Purchase of property, equipment and software	(13,062)	(10,890)
Proceeds from redemption (purchase) of investments on deposit
for licensure, net	2,902	(4,492)
Net cash used in investing activities	(41,491)	(264,783)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	77,813	-
Issuance costs for long-term debt	(1,061)	-
Change in bank overdrafts	14,830	23,514
Proceeds and tax benefits from exercise of stock options and other, net	12,566	20,543
Repurchase of common stock shares	-	(24,792)
Net cash provided by financing activities	104,148	19,265
Net increase (decrease) in cash and cash equivalents	93,651	(161,996)
Cash and cash equivalents at beginning of period	546,811	763,946
Cash and cash equivalents at end of period	$640,462	$601,950

AMERIGROUP CORPORATION AND SUBSIDIARIES

Components of the Change in Medical Claims Payable
(dollars in thousands)

	Three months ended
	March 31,
	2012	2011
Medical claims payable, beginning of period	$573,448	$510,675

Health benefits expenses incurred during period:
Related to current year	1,576,070	1,307,566
Related to prior years	(74,917)	(50,604)
Total incurred	1,501,153	1,256,962

Health benefits payments during period:
Related to current year	1,056,691	900,625
Related to prior years	399,523	327,245
Total payments	1,456,214	1,227,870

Medical claims payable, end of period	$618,387	$539,767

Health benefits expenses incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expenses due to revisions to prior estimates.

Reconciliation of Debt-To-Total Capital Ratio
(dollars in thousands)

	Actual	Changes in	Adjusted
	March 31, 2012	Capital Structure	March 31, 2012
Total debt, including current portion	$736,663	-	$736,663
Less convertible notes	-	(258,925)	(258,925)
Total debt	$736,663	(258,925)	$477,738

Total stockholders' equity	$1,337,628		$1,337,628
Total capital	$2,074,291		$1,815,366

Debt-to-total capital ratio	35.5%		26.3%

CONTACTS:
Investors: Julie Loftus Trudell	News Media: Maureen C. McDonnell
Amerigroup Corporation	Amerigroup Corporation
Senior Vice President, Investor Relations	Vice President, External Communications
(757) 321-3597	(757) 473-2731
Julie.Trudell@amerigroup.com	Maureen.McDonnell@amerigroup.com